CLIENT:	WILSHIRE BANCORP, INC.
CONTACT:	Brian E. Cho, EVP & CFO
	213.387.3200	NEWS RELEASE
www.wilshirebank.com

WILSHIRE BANCORP SUBSIDIARY TO PURCHASE FULL SERVICE BRANCH IN FORT LEE, NEW JERSEY

LOS ANGELES, CA - December 4, 2006 - Wilshire State Bank, the principal banking subsidiary of Wilshire Bancorp, Inc. (Nasdaq: WIBC), today announced the filing of regulatory applications for its purchase of a full service branch in Fort Lee, New Jersey. Upon consummation of the purchase, which is expected to occur in March 2007 pending regulatory approval, the Fort Lee branch will become Wilshire’s 20th branch nationwide and its first full service branch in New Jersey. The new branch will be located at 215 Main Street, in Fort Lee, New Jersey.

Wilshire State Bank has entered into an agreement with Royal Bank America, a wholly-owned subsidiary of Royal Bancshares of Pennsylvania, Inc., providing for the purchase and assumption of the branch by Wilshire State Bank. The agreement provides for Wilshire State Bank’s purchase of approximately $6 million in deposits and the assumption of certain branch-related liabilities.

“The New Jersey/New York market remains a critical piece of our expansion strategy, due to its high level of small business activity and diverse population,” stated Soo Bong Min, President and CEO. “In addition, a new branch in the greater New York metropolitan area will allow us to offer greater convenience to both new and existing customers in this desirable market.”

“The opening of the New Jersey branch will represent the second phase of our expansion into the East coast market,” added Steven Koh, Chairman. “Once the transaction closes, we will have three locations in the New York metropolitan area, enabling Wilshire to better compete within the local market. The purchase represents Wilshire State Bank’s commitment to expanding its franchise while continuing to offer superior customer service.”

Wilshire Bancorp and its subsidiary, Wilshire State Bank, have received significant accolades for growth, performance and profitability. In September, US Banker ranked Wilshire Bancorp third in its list of Top 100 Mid-Tier Banks, ranked by three-year average ROE, and Fortune named Wilshire the 70th fastest-growing public company in the nation. Ryan Beck & Co. evaluated the five year total return of all banks and thrifts nationally, and ranked Wilshire second. In August, Sandler O’Neill’s Bank and Thrift Sm-All Stars—Class of 2006, recognized 34 of the 573 publicly traded institutions with assets of less than $2 billion, focusing on growth, profitability, credit quality and capital strength. Wilshire is one of only nine companies to be named each year since the list’s inception in 2004. In April, Wilshire Bancorp was added to the Standard & Poor’s SmallCap 600 index, and in January, US Banker named Wilshire third in its All-Star Lineup - The Top 20 Banks of 2006, based on year-over-year ROE.

Headquartered in Los Angeles, Wilshire State Bank operates 19 branch offices in California, Texas and New York, and seven loan production offices in San Jose, Seattle, Las Vegas, Houston, Atlanta, Denver, and Annandale, Virginia, and is an SBA preferred lender nationwide. Wilshire State Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area. Wilshire Bancorp’s strategic goals include increasing shareholder and franchise value by continuing to grow its multi-ethnic banking business and expanding its geographic reach to other similar markets with strong levels of small business activity.

www.wilshirebank.com

Statements concerning future performance, events, expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, the ability to continue to grow Wilshire State Bank and the services it provides, the ability to successfully integrate new business lines and expand into new markets, competition in the marketplace and general economic conditions. The information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp's most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management, which is subject to change. Although any such projections and the factors influencing them will likely change, the bank will not necessarily update the information, since management will only provide guidance at certain points during the year. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect our financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.

Note: Transmitted on Business Wire at 1:30 pm PST on December 4, 2006.